Subject to Completion Preliminary Term Sheet dated April 20, 2021
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-234425
(To Prospectus dated December 31, 2019,
Prospectus Supplement dated December 31, 2019 and
Product Supplement COMM STR-1
dated April 19, 2021)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	April , 2021 May , 2021 April , 2023
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

BofA Finance LLC
Strategic Accelerated Redemption Securities® Linked to the West Texas Intermediate Light Sweet Crude Oil Futures Contract
Fully and Unconditionally Guaranteed by Bank of America Corporation
■
Automatically callable if the settlement price of the Market Measure on any Observation Date, occurring approximately twelve and twenty-four months after the pricing date, is at or above the Starting Value
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In the event of an automatic call, the amount payable per unit will be:
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[$10.95 to $11.65] if called on the first Observation Date
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[$11.90 to $13.30] if called on the final Observation Date
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If not called on the first Observation Date, a maturity of approximately two years
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If not called, 1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your principal at risk
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All payments are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes
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No periodic interest payments
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In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”
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Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 and “Additional Risk Factors” on page TS-9 of this term sheet, page PS-7 of the accompanying product supplement, page S-5 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.
The initial estimated value of the notes as of the pricing date is expected to be between $9.31 and $9.83 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 and “Additional Risk Factors” on page TS-9 of this term sheet and “Structuring the Notes” on page TS-13 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price(1)	$10.00	$
Underwriting discount(1)	$0.20	$
Proceeds, before expenses, to BofA Finance	$9.80	$
(1)
For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor's household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.10 per unit, respectively. See “Supplement to the Plan of Distribution; Conflicts of Interest” below.

The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
BofA Securities
April     , 2021

Strategic Accelerated Redemption Securities® Linked to the West Texas Intermediate Light Sweet Crude Oil Futures Contract, due April , 2023
Summary
The Strategic Accelerated Redemption Securities® Linked to the West Texas Intermediate Light Sweet Crude Oil Futures Contract, due April  , 2023 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, in each case, except obligations that are subject to any priorities or preferences by law. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes will be automatically called at the applicable Call Amount if the settlement price of the Market Measure, which is the West Texas Intermediate Light Sweet Crude Oil Futures Contract (the “Market Measure”), on any Observation Date is equal to or greater than the Starting Value. If your notes are not called, you will some or all of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measure, subject to our and BAC’s credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Call Amounts and Call Premiums) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value range for the notes.  This initial estimated value range was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes. The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-13.
Terms of the Notes		Payment Determination
Issuer:	BofA Finance LLC (“BofA Finance”)	Automatic Call Provision: Redemption Amount Determination: If the notes are not called you will receive the Redemption Amount per unit on the maturity date, determined as follows:
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately two years, if not called on the first Observation Date
Market Measure:
The front month futures contract for deliverable grade West Texas Intermediate light sweet crude oil (the “WTI Crude Oil Futures Contract”) traded on the Chicago Mercantile Exchange (“CME”) and displayed on Bloomberg Page “CL1 <CMDTY>” (or any applicable successor page). The contract that will be used to determine the Starting Value will be the contract scheduled for delivery in June 2021 and the contract that will be used to determine the Ending Value will be the contract scheduled for delivery in June 2023, subject to adjustment depending on when the pricing date and the calculation day occur.

Starting Value:
The official settlement price of the WTI Crude Oil Futures Contract on the CME, as reported on Bloomberg L.P., on the pricing date subject to the Starting Value Market Measure Disruption Calculation, as described on page PS-24 of accompanying product supplement.

Ending Value:	The Observation Level of the Market Measure on the final Observation Date
Observation Level:	The official settlement price of the WTI Crude Oil Futures Contract on the CME, as reported on Bloomberg L.P., on any Observation Date
Observation Dates:
On or about May   , 2022 and April  , 2023 (the final Observation Date), approximately twelve and twenty-four months after the pricing date.
The Observation Dates are subject to postponement in the event of Market Disruption Events, as described on page PS-25 of the accompanying product supplement.

Call Level:	100% of the Starting Value	In this case, you will receive a Redemption Amount that is less, and possibly significantly less, than the Principal Amount.
Call Amounts (per Unit) and Call Premiums:
[$10.95 to $11.65], representing a Call Premium of [9.50% to 16.50%] of the principal amount, if called on the first Observation Date; and
[$11.90 to $13.30], representing a Call Premium of [19.00% to 33.00%] of the principal amount, if called on the final Observation Date.
The actual Call Amounts and Call Premiums will be determined on the pricing date.

Call Settlement Dates:
Approximately the fifth business day following the applicable Observation Date, subject to postponement as described on page PS-25 of the accompanying product supplement; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.

Threshold Value:	100% of the Starting Value.
Strategic Accelerated Redemption Securities®	TS-2

Strategic Accelerated Redemption Securities® Linked to the West Texas Intermediate Light Sweet Crude Oil Futures Contract, due April , 2023
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-13.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Strategic Accelerated Redemption Securities®	TS-3

Strategic Accelerated Redemption Securities® Linked to the West Texas Intermediate Light Sweet Crude Oil Futures Contract, due April , 2023
The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement COMM STR-1 dated April 19, 2021:
https://www.sec.gov/Archives/edgar/data/0000070858/000119312521121249/d131138d424b5.htm
■	Series A MTN prospectus supplement dated December 31, 2019 and prospectus dated December 31, 2019: https://www.sec.gov/Archives/edgar/data/70858/000119312519326462/d859470d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322.
Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You anticipate that the settlement price of the Market Measure on any of the Observation Dates will be equal to or greater than the Starting Value and, in that case, you accept an early exit from your investment.
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You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the level of the Market Measure is significantly greater than the applicable Call Premium.
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If the notes are not called, you accept that your investment will result in a loss, which could be significant, if the Ending Value is below the Threshold Value.
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You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
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You are willing to the rights or other benefits of owning the Market Measure.
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You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC's actual and perceived creditworthiness, BAC's internal funding rate and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, and BAC's credit risk, as guarantor of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

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You wish to make an investment that cannot be automatically called prior to maturity.
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You believe that the notes will not be automatically called and the level of the Market Measure will decrease from the Starting Value to the Ending Value.
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You anticipate that the Observation Level will be less than the Call Level on each Observation Date.
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You seek an uncapped return on your investment.
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You seek principal repayment or preservation of capital.
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You seek interest payments or other current income on your investment.
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You want to receive the benefits of owning the Market Measure.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes or to take BAC's credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Strategic Accelerated Redemption Securities®	TS-4

Strategic Accelerated Redemption Securities® Linked to the West Texas Intermediate Light Sweet Crude Oil Futures Contract, due April , 2023
Examples of Hypothetical Payments
The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount or Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Levels, Call Premiums, and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:
1)	a Starting Value of 100.00;
2)	a Threshold Value of 100.00;
3)	a Call Level of 100.00;
4)	an expected term of the notes of approximately two years, if the notes are not called on the first Observation Date;
5)
a Call Premium of 13.00% of the principal amount if the notes are called on the first Observation Date and 26.00% if called on the final Observation Date (the midpoint of the applicable Call Premium ranges); and

6)	Observation Dates occurring approximately twelve and twenty-four months after the pricing date.
The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value of the Market Measure. For recent actual values of the Market Measure, see “The Market Measure” section below. All payments on the notes are subject to issuer and guarantor credit risk.
Strategic Accelerated Redemption Securities®	TS-5

Strategic Accelerated Redemption Securities® Linked to the West Texas Intermediate Light Sweet Crude Oil Futures Contract, due April , 2023
Notes Are Called on an Observation Date
The notes will be called at $10.00 plus the applicable Call Premium on one of the Observation Dates if the relevant Observation Level is equal to or greater than the Call Level.
Example 1 - The Observation Level on the first Observation Date is 110.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.30 = $11.30 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.
Example 2 - The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second and final Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $2.60 = $12.60 per unit.
Notes Are Not Called on Any Observation Date
Example 3 - The notes are not called on any Observation Date. The Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if the Ending Value is 85.00, the Redemption Amount per unit will be:
Summary of the Hypothetical Examples
	Notes Are Called on an Observation Date		Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3
Starting Value	100.00	100.00	100.00
Call Level	100.00	100.00	100.00
Threshold Value	100.00	100.00	100.00
Observation Level on the First Observation Date	110.00	90.00	88.00
Observation Level on the Final Observation Date	N/A	105.00	85.00
Return of the Market Measure	10.00%	5.00%	-15.00%
Return of the Notes	13.00%	26.00%	-15.00%
Call Amount / Redemption Amount per Unit	$11.30	$12.60	$8.50
Strategic Accelerated Redemption Securities®	TS-6

Strategic Accelerated Redemption Securities® Linked to the West Texas Intermediate Light Sweet Crude Oil Futures Contract, due April , 2023
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of the accompanying product supplement, page S-5 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Structure-related Risks
■	If the notes are not automatically called, your investment will result in a loss; there is no guaranteed return of principal.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
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Payments on the notes are subject to our credit risk, and the credit risk of BAC, and any actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■	Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the Market Measure.
■	We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
■	BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.
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The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks
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The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

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The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the level of the Market Measure, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-13. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

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The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Market Measure, our and BAC’s creditworthiness and changes in market conditions.

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A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks
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BAC and its affiliates’ hedging and trading activities (including trades in the Market Measure) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.
Market Measure-related Risks
■	Ownership of the notes will not entitle you to any rights with respect to the Market Measure or any related futures contracts.
■	Suspensions or disruptions of trading in crude oil and related futures contracts may adversely affect the value of the notes.
Strategic Accelerated Redemption Securities®	TS-7

Strategic Accelerated Redemption Securities® Linked to the West Texas Intermediate Light Sweet Crude Oil Futures Contract, due April , 2023
■	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.
■	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.
Tax-related Risks
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The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-32 of the accompanying product supplement.

Strategic Accelerated Redemption Securities®	TS-8

Strategic Accelerated Redemption Securities® Linked to the West Texas Intermediate Light Sweet Crude Oil Futures Contract, due April , 2023
Additional Risk Factors
The price movements in the WTI Crude Oil Futures Contract may not correlate with changes in WTI crude oil’s spot price.
The WTI Crude Oil Futures Contract is a futures contract for WTI crude oil that trades on the New York Mercantile Exchange.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, a commodity futures contract is typically an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period. A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of the commodity.
The notes are linked to the WTI Crude Oil Futures Contract and not to the spot price of WTI crude oil, and an investment in the notes is not the same as buying and holding WTI crude oil. While price movements in the WTI Crude Oil Futures Contract may correlate with changes in WTI crude oil’s spot price, the correlation will not be perfect and price movements in the spot market for WTI crude oil may not be reflected in the futures market (and vice versa). Accordingly, an increase in the spot price of WTI crude oil may not result in an increase in the price of the WTI Crude Oil Futures Contract. The price of the WTI Crude Oil Futures Contract may decrease while the spot price for WTI crude oil remains stable or increases, or does not decrease to the same extent.
The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the WTI Crude Oil Futures Contract.
The price movements in the WTI Crude Oil Futures Contract may not be reflected in the market value of the notes. If you are able to sell your notes, the price you receive could be affected by changes in the values of futures contracts for WTI crude oil that have more distant delivery dates than the WTI Crude Oil Futures Contract. The prices for these distant-delivery futures contracts may not increase to the same extent as the prices of the WTI Crude Oil Futures Contract, or may decrease to a greater extent, which may adversely affect the value of the notes.
The notes include the risk of a concentrated position in a single commodity.
The notes are linked to a single exchange-traded physical commodity underlying the WTI Crude Oil Futures Contract, WTI crude oil. An investment in the notes may therefore carry risks similar to a concentrated investment in a single commodity. Accordingly, a decline in the value of WTI crude oil may adversely affect the price of the WTI Crude Oil Futures Contract and the market value of the notes. Technological advances or the discovery of new oil reserves could lead to increases in worldwide production of oil and corresponding decreases in the price of WTI crude oil. In addition, further development and commercial exploitation of alternative energy sources and technologies, including solar, wind, or geothermal energy and hybrid and electric automobiles, could reduce the demand for WTI crude oil and result in lower prices. As a result of any of these events, the market value of the notes could decrease.
Crude oil prices can be volatile as a result of various factors that we cannot control, and this volatility may reduce the market value of the notes.
Historically, oil prices have been highly volatile.  They are affected by numerous factors, including oil supply and demand, the level of global industrial activity, the driving habits of consumers, political events and policies, regulations, weather, fiscal, monetary and exchange control programs, and, especially, direct government intervention such as embargoes, and supply disruptions in major producing or consuming regions such as the Middle East, the United States, Latin America, and Russia. The outcome of meetings of the Organization of Petroleum Exporting Countries also can affect liquidity and world oil supply and, consequently, the value of the WTI Crude Oil Futures Contract.  Market expectations about these events and speculative activity also may cause oil prices to fluctuate unpredictably.  If the volatility of Brent crude oil and the WTI Crude Oil Futures Contract increases or decreases, the market value of the notes may be adversely affected.
Furthermore, a significant proportion of world oil production capacity is controlled by a small number of producers.  These producers have, in certain recent periods, implemented curtailments of output and trade.  These efforts at supply curtailment, or the cessation of supply, could affect the value of the WTI Crude Oil Futures Contract.  Additionally, the development of substitute products for oil could adversely affect the value of the WTI Crude Oil Futures Contract and the value of the notes.
The policies of the Chicago Mercantile Exchange (the “CME”) are subject to change, in a manner which may reduce the market value of the notes.
The policies of the CME concerning the manner in which the price of WTI crude oil is calculated may change in the future. The CME is not our affiliate, and we have no ability to control or predict the actions of the CME. The CME may also from time to time change its rules or bylaws or take emergency action under its rules. The CME may discontinue or suspend calculation or dissemination of information relating to the WTI Crude Oil Futures Contract. Any such actions could affect the price of the WTI Crude Oil Futures Contract, and therefore, the market value of the notes.
Strategic Accelerated Redemption Securities®	TS-9

Strategic Accelerated Redemption Securities® Linked to the West Texas Intermediate Light Sweet Crude Oil Futures Contract, due April , 2023
The Market Measure
All disclosures contained in this term sheet regarding the Market Measure, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the Chicago Mercantile Exchange (“CME”). None of us, BAC, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance, or publication of the Market Measure
The Futures Market
An exchange-traded futures contract, such as the Brent Crude Oil Futures Contract, provides for the future purchase and sale of a specified type and quantity of a commodity, at a particular price and on a specific date.  Futures contracts are standardized so that each investor trades contracts with the same requirements as to quality, quantity, and delivery terms. Rather than settlement by physical delivery of the commodity, futures contracts may be settled for the cash value of the right to receive or sell the specified commodity on the specified date.  Exchange-traded futures contracts are traded on organized exchanges such as the CME, known as “contract markets,” through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house.
The WTI Crude Oil Futures Contract
Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel. The price of WTI crude oil to which the return on the securities is linked is based on the official settlement price per barrel of West Texas Intermediate light sweet crude oil on the CME of the first nearby month futures contract, stated in U.S. dollars, as made public by the CME on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the CME), then the second nearby month futures contract on such date.
Strategic Accelerated Redemption Securities®	TS-10

Strategic Accelerated Redemption Securities® Linked to the West Texas Intermediate Light Sweet Crude Oil Futures Contract, due April , 2023
The following graph shows the daily historical performance of the Market Measure in the period from January 1, 2011 through April 12, 2021.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 12, 2021, the settlement price of the Market Measure was $59.70.
Historical Performance of the Market Measure

125
100
75
50
25
0
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Jul-18
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21

This historical data on the Market Measure is not necessarily indicative of the future performance of the Market Measure or what the value of the notes may be. Any historical upward or downward trend in the level of the Market Measure during any period set forth above is not an indication that the level of the Market Measure is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the Market Measure.
Strategic Accelerated Redemption Securities®	TS-11

Strategic Accelerated Redemption Securities® Linked to the West Texas Intermediate Light Sweet Crude Oil Futures Contract, due April , 2023
Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.
MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent, in the case of BofAS, and as dealer, in the case of MLPF&S, in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. Neither BofAS nor MLPF&S may make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Market Measure and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:
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the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

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a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

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a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).
Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.
Strategic Accelerated Redemption Securities®	TS-12

Strategic Accelerated Redemption Securities® Linked to the West Texas Intermediate Light Sweet Crude Oil Futures Contract, due April , 2023
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Market Measure.  The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.
Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the performance of the Market Measure and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging related charge of $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-7 and “Use of Proceeds” on page PS-20 of the accompanying product supplement.
Strategic Accelerated Redemption Securities®	TS-13

Strategic Accelerated Redemption Securities® Linked to the West Texas Intermediate Light Sweet Crude Oil Futures Contract, due April , 2023
Summary Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
■	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
■
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract with respect to the Market Measure.

■
Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 38 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange, or redemption of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■	No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-32 of the accompanying product supplement.
Where You Can Find More Information
We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.
“Strategic Accelerated Redemption Securities®” is BAC’s registered service mark.
Strategic Accelerated Redemption Securities®	TS-14